NOCOPI TECHNOLOGIES, INC.
                                537 Apple Street
                          W. Consohocken, PA 19428-2903


                                                February __, 1999

Mr. Richard A. Check
Nocopi Technologies, Inc.
537 Apple Street
W. Consohocken, PA  19428-2903


     Re:  Severance of Employment with Nocopi Technologies, Inc. (the "Company")

Dear Mr. Check:

     Reference is made to that certain Employment Agreement, dated October 27, 1997, by and between the Company and yourself (the "Agreement"). Terms used but not defined herein shall have the meanings as set forth in the Agreement. This will confirm our understanding and agreement of the terms and conditions of the termination of your employment as Executive under the Agreement.

     1. Effective February 24, 1999 (the "Resignation Date") you have resigned as Chairman, Chief Executive Officer and President and a director of the Company. Until that time you were a full-time employee of the Company and devoted such of your business time as was required under the Agreement to the Company. Effective on the Resignation Date your employment as Executive under the Agreement terminated, and the Agreement terminated except for Section 5 thereof "Restrictive Covenant," and Section 6 thereof "Secret Processes."

     2. Effective on the Resignation Date you have agreed to serve as a consultant to the Company to perform such services, primarily related to business development, as the Board of Directors of the Company or the Interim Chairman of the Board, shall determine. For the first three months of the Consulting Period you shall be available to the Company for a 4 hour period per week.

     3. You shall be compensated for consulting services hereunder at the rate of $150,000 per year (the applicable salary under the Agreement) payable in the same manner specified in the Agreement. The consulting period shall extend from February 24, 1999 through December 31, 1999 (the "Consulting Period") unless earlier terminated by agreement of the parties. During the Consulting Period, the Company shall continue to provide you with health insurance at its expense and shall continue to make the $900 per month car allowance payment as provided to you under the Agreement. You have returned all Company credit cards to Rudolph Lutterschmidt, Chief Financial Officer of the Company, and you agree that you are not authorized in incur expenses on behalf of the

          Company without the prior authorization of the Board of Directors or the Interim Chairman.


     4. For good and value consideration, receipt of which is acknowledged, you and the Company each hereby release, remise, and forever discharge the other from any and all claims and causes of action that each had, have or may make, now and forevermore, against the Company, its successors and assigns, and their respective affiliates, shareholders, employees, officers, directors, agents or representatives, including, but not limited to, all claims under the Agreement or for vacation, severance or breach of express or implied contract or wrongful termination or discharge. You further agree not to make any disparaging remarks, whether or not true, or otherwise disparage the name or reputation of the Company. The only exceptions to the foregoing releases shall be claims based on fraud or criminal conduct and claims under this Agreement.

     5. The Company shall also indemnify you for your services to it in all capacities to the full extent permitted by law and you shall be covered under the Company's Insurance Policy for your service as a director or officer in accordance with the terms of the policy as in effect from time to time and for so long as the Company maintains such coverage.

     The rights, benefits, duties and obligations under this agreement shall inure to, and be binding upon, the Company, its successors and assigns. Notwithstanding anything to the contrary in the Agreement, this agreement and the Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Pennsylvania and shall be enforceable in the courts of the State and the Federal Courts located in that State. The Agreement and this agreement constitute our entire agreement with respect to your employment and termination of employment with the Company. Any terms of this agreement inconsistent with those of the Agreement shall supersede and replace those set forth in the Agreement.

     Please indicate your agreement to the foregoing by signing the enclosed copy of this letter and returning it to the undersigned.

                                             Very truly yours,

AGREED TO AND ACCEPTED:                      Nocopi Technologies, Inc.


                                             By
----------------------                          -------------------------
Richard A. Check                                Jack H. Halperin
                                                Interim Chairman
                                                Of the Board

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